UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )
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WILSON BANK HOLDING COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 13, 2006
Dear Shareholder:
     In connection with the Annual Meeting of Shareholders of Wilson Bank Holding Company to be held April 11, 2006, we enclose a Notice of Annual Meeting of Shareholders, a proxy statement and a form of proxy.
     You are being asked to elect four persons to serve as Class II directors for a three-year term and until their successors are duly elected and qualified. Information about this matter is contained in the attached proxy statement.
     You are invited to attend the Annual Meeting of Shareholders in person. We would appreciate your completing the enclosed proxy card so that your shares can be voted in the event that you are unable to attend the meeting. If you are present at the meeting and desire to vote your shares personally, your proxy may be revoked and you may vote in person. We urge you to return your proxy card in the enclosed, postage paid envelope as soon as possible.

Sincerely,

/s/ J. Randall Clemons
President and Chief Executive Officer
Wilson Bank Holding Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
STOCK OWNERSHIP
ITEM 1 — ELECTION OF DIRECTORS
ITEM 2 — OTHER MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
EXECUTIVE COMPENSATION
DIRECTORS’ COMPENSATION
PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT FOR 2005
SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS
GENERAL

WILSON BANK HOLDING COMPANY
LEBANON, TENNESSEE
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Wilson Bank Holding Company:
     The Annual Meeting of Shareholders (the “Annual Meeting”) of Wilson Bank Holding Company (the “Company”) will be held on Tuesday, April 11, 2006 at 7:00 p.m., (CDT), at the main office of the Company, located at 623 West Main Street, Lebanon, Tennessee 37087, for the following purposes:
     (1) To elect four (4) Class II directors to hold office for a term of three years and until their successors are duly elected and qualified; and
     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
     Only shareholders of record at the close of business on February 15, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.
     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.
By Order of the Board of Directors,
/s/ Jerry L. Franklin, Secretary
March 13, 2006
YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU SUBSEQUENTLY DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

WILSON BANK HOLDING COMPANY
LEBANON, TENNESSEE
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wilson Bank Holding Company (the “Company”) of proxies for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 11, 2006, at the Company’s main office, 623 West Main Street, Lebanon, Tennessee 37087, at 7:00 p.m. (CDT). This proxy material was first mailed to shareholders on or about March 13, 2006.
     All valid proxies which are received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified thereon and will be voted “For” election of the director nominees set out below. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.
     Only holders of record of the Company’s common stock, par value $2.00 per share (the “Common Stock”), at the close of business on February 15, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 5,055,359 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote for each share held on each of the matters to be voted upon at the Annual Meeting. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The directors shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting. Any other matters submitted to the shareholders but not proposed in this Proxy Statement, shall be approved by the affirmative vote of a majority of the votes cast by the holders of Common Stock represented and entitled to vote at the Annual Meeting. The Board of Directors of the Company does not know of any other matters which will be presented for action at the Annual Meeting other than those proposed in this Proxy Statement, but the persons named in the proxy (who are directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment. Abstentions and “non-votes” are accounted as “present” in determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. A “non vote” or abstention will have no effect on the approval of the nominees to the Company’s board of directors.
     The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company’s regular officers or employees personally or by telephone or other form of electronic communication. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.
     Wilson Bank and Trust (the “Bank”) is located in Lebanon, Tennessee and is a wholly-owned subsidiary of the Company. Prior to March 31, 2005, the Company owned a 50% interest in Dekalb Community Bank and Community Bank of Smith County. On March 31, 2005 the Company acquired the minority interest in the subsidiaries by merging each of these banks with and into the Bank and issuing Wilson Bank Holding Company stock to the minority shareholders.

STOCK OWNERSHIP
     There are no persons who are the beneficial owners of more than 5% of the Company’s Common Stock, its only class of voting securities.
     The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 15, 2006 (unless otherwise noted), for:
•	each of our directors and nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.
     The percentages of shares outstanding provided in the table are based on 5,055,359 voting shares outstanding as of February 15, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within sixty days of February 15, 2006 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Company Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

	Amount and Nature
Name and Address of Beneficial Owner (1)	of Beneficial Owner (2)		Percent of Class (%)
Directors:
Charles Bell	99,653	(3)	1.97%
Jack W. Bell	72,441	(4)	1.43%
Mackey Bentley	39,318		0.78%
J. Randall Clemons (5)	72,933	(6)	1.44%
James F. Comer	24,780	(7)	0.49%
Jerry L. Franklin	70,440	(8)	1.39%
John B. Freeman	37,410	(9)	0.74%
Marshall Griffith	21,371		0.42%
Harold R. Patton	40,388	(10)	0.80%
James Anthony Patton	32,428		0.64%
H. Elmer Richerson (5)	25,072		0.50%
John R. Trice	94,533	(11)	1.87%
Robert T. VanHooser	16,969	(12)	0.34%

Named Executive Officers:
Gary Whitaker	11,403	(13)	0.23%
Larry Squires	2,497	(14)	0.05%
John D. Goodman	1,074	(15)	0.02%
John C. McDearman III	2,240	(16)	0.04%
Executive Officers and Directors as a group (20 persons)	686,132	(17)	13.56%

(1)	The address for each of the directors and executive officers set forth in the table above is 623 West Main Street, Lebanon, Tennessee 37087.

(2)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(3)	Includes 44,538 held by Mr. C. Bell’s wife and 14,399 held in an annuity trust

(4)	Includes 4,321 shares held by or on behalf of Mr. J. Bell’s children and/or other dependents.

(5)	Messrs. Clemons and Richerson are also Named Executive Officers.

(6)	Includes 4,948 shares held by or on behalf of Mr. Clemons’ children and/or other dependents, 2,408 shares held by Mr. Clemons’ wife, 2,600 shares issuabled upon exercise of options granted under the Company’s 1999 Stock Option Plan and 28,302 shares held by the Clemons Family Limited Partnership.

(7)	Includes 5,670 shares held by or on behalf of Mr. Comer’s children and/or other dependents.

(8)	Includes 1,583 shares held by or on behalf of Mr. Franklin’s children and/or other dependents.

(9)	Includes 6,408 shares held by or on behalf of Mr. Freeman’s children and/or other dependents.

(10)	Includes 20,383 shares held by Mr. H. Patton’s wife and 210 shares held by or on behalf of Mr. Patton’s children and/or other dependents.

(11)	Includes 22,802 shares held as trustee by Mr. Trice and 60,760 held in Trice Family Investments.

(12)	Includes 10,815 shares held jointly by Mr. VanHooser’s wife and children.

(13)	Includes 227 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan.

(14)	Includes 1,600 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan.

(15)	Includes 600 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan.

(16)	Includes 1,300 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan

(17)	Includes 6,827 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan.
ITEM 1 — ELECTION OF DIRECTORS
     The Board of Directors of the Company currently consists of thirteen (13) members. The Company’s bylaws provide for a minimum of five and maximum of fifteen directors, the exact number to be set by the Company’s Board of Directors. The Company’s charter provides that the Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of four (4) directors expire at the 2006 Annual Meeting. These directors are Charles Bell, J. Randall Clemons, Jerry L. Franklin and James Anthony Patton. The nomination of Charles Bell, J. Randall Clemons, Jerry L. Franklin and James Anthony Patton has been approved by the Company’s Board of Directors.
     Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. All the nominees currently are serving as directors of the Company. While the Company’s Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such event should occur, proxies will be voted with discretionary authority for a substitute or substitutes who will be designated by the Company’s current Board of Directors.
Information Concerning Nominees
     The following table contains certain information concerning the nominees, which information has been furnished to the Company by the individuals named.

		Director	Current Position;
Nominee	Age	Since	Prior Business Experience
Class II Directors (Nominees for Election to the Board)
Charles Bell (2)(5)	67	1993	Director; Owner - Horn Springs Angus Farm,
			Consultant (1995-Present) and President (until 1995) – Lebanon Aluminum Products, Inc.
J. Randall Clemons (3)(5)	53	1987	President, Chief Executive Officer and Director of the Company (since 1992); Chairman (since 2002), Chief Executive Officer and Director of the Bank
Jerry L. Franklin	68	1987	Director; Owner as franchisee of Ponderosa Restaurants
James Anthony Patton (4)	45	1987	Director; Salesman-Mid Tenn Technologies; Co-Owner – Container Service, Inc; Salesman – Custom Packaging, Incorporated (prior to 2001)

		Director	Current Position;
Nominee	Age	Since	Prior Business Experience
Class III Directors (Continuing Directors until 2007 Annual Meeting of Shareholders)
James F. Comer (5)	47	1996	Director; Owner - Comer Farms; Vice President Lending and Account Executive of Farm Credit Services of America (1980-1995)
John B. Freeman	68	1987	Director, (Chairman of the Company’s Board of Directors) Retired Businessman; Chairman - Auto Parts and Service Company, Inc. (until 2000)
Marshall Griffith	66	1987	Director; Businessman – Evergreen Company; Senior Vice President – Fidelity Federal Savings and Loan of Nashville, Tennessee prior thereto
John R. Trice (3)	73	1991	Director; Owner – Trice Appraisal Services
Robert T. VanHooser, Jr. (3)	76	1991	Director, Retired - Business Development Officer Wilson Bank and Trust (1991-96); President and CEO of Lebanon Bank, Lebanon, TN prior thereto
Class I Directors (Continuing Directors until 2008 Annual Meeting of Shareholders)
Jack W. Bell (2)(3)	47	1987	Director; Owner - Jack W. Bell Builders, Inc.; Vice President of Operations – Lebanon Aluminum Products, Inc. (until 1995)
Mackey Bentley	61	1987	Director; President - Bentley’s Electric Company, Inc.
Harold R. Patton (4)	70	1987	Director; Retired; General Manager – Wilson Farmers’ Cooperative prior thereto
H. Elmer Richerson	53	1998	Executive Vice President and Director of the Company; President of the Bank (since 2002); Executive Vice President of the Bank (1994-2002) Vice President of the Bank from 1989 until 1994;

(1)	All directors serve on the Boards of Directors of the Company and the Bank.

(2)	Charles Bell is the father of Jack W. Bell.

(3)	Messrs. J. Bell, Clemons, Trice and VanHooser serve on the Advisory Board of Directors of DCB.

(4)	Harold R. Patton is the father of James Anthony Patton.

(5)	Messrs. C. Bell, Clemons and Comer serve on the Advisory Board of Directors of CBSC.
Description of the Board and Committees of the Board
     The Company does not have an executive compensation or nominating committee. The Board of Directors of the Company also serves as the Board of Directors of the Bank. The Board of Directors of the Company and the Board of Directors of the Bank, based upon recommendations by the Personnel Committee, establish general compensation policies and programs for the Company and the Bank and determine annually the compensation to be paid to Company and Bank employees, including executive officers. The Board of Directors does not believe it is necessary to have a nominating committee because the Boards of Directors of the Company and the Bank act as a nominating committee for directors and officers of the Company and the Bank and develop general criteria concerning the qualifications and selection of directors and officers (including recommendations made by shareholders of the Company) and recommending candidates for such positions. All of the Company’s directors participate in the consideration of director nominees.
     Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, by a director or by a shareholder. The Board of Directors has not adopted a policy with respect to minimum qualifications for directors. Rather, the Board of Directors annually reviews and determines the specific qualifications and skills that one or more directors must possess in the context of the then needs of the Board of Directors with respect to experience, expertise and age. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Board of Directors.

     The Company has not received director nominee recommendations from any shareholders for the term commencing in 2006 and expiring in 2009. The Board of Directors will consider nominees recommended by shareholders, provided that such recommendations are submitted to the Board of Directors in writing and describe the reasons why the shareholder finds the recommended person to be a qualified candidate.
     The Board of Directors of the Company has no standing committees. The Board of Directors of the Bank has ten standing committees consisting of the Audit, Executive, Personnel, Finance, Marketing, Building, Investment, Long Range Planning, Data Processing and Board Relations Committee. The Chairman of the Board of Directors of the Bank (Mr. Clemons) and Mr. Richerson are members of all of the committees with the exception that Mr. Clemons and Mr. Richerson are not on the Personnel Committee or the Audit Committee. The members of each committee are generally appointed in May of each year and serve until the following May. Therefore, the committee members identified below may not have been on each identified committee for the entire 2005 fiscal year. Unless otherwise provided below, the members identified below are the current members of the applicable committees.
     Audit Committee. The Company does not have a separately-designated standing audit committee. The Bank, however, does have a separately-designated standing audit committee, composed of Messrs. C. Bell, Franklin and VanHooser with Mr. Griffith serving as Chairman. The Audit Committee reviews annual and interim reports of the independent auditors and provides advice and assistance regarding the accounting, auditing and financial reporting practices of the Company and the Bank. The Audit Committee operates pursuant to the terms of a charter which was adopted by the Board of Directors in December 2004 (the “Audit Committee Charter”). All of the Audit Committee’s members are independent under the current listing standards of the New York Stock Exchange, except for Mr. C. Bell, whose son, Jack Bell, is the owner of Jack Bell Builders, a company to which the Bank paid 177,000 in the aggregate for construction projects in 2005 as described in more detail below. While the Board of Directors believes that certain of its audit committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that the Company does not have an “audit committee financial expert” as defined by the SEC’s rules and regulations serving on the Audit Committee. The Board of Directors believes that at least one of the current members of the Audit Committee has a level of experience regarding banking operations and the application of generally accepted accounting principles as to provide valuable service to the Audit Committee in its role of overseeing the financial reporting process of the Company and the Bank. The Board of Directors further believes that the current members of the Company’s Board of Directors provide a breadth of experience and level of community relationships that are important to the Company and that the Company does not believe that it could attract an additional director that meets the requirements of an “audit committee financial expert” who also has those similar relationships. In making its determination, the Board of Directors particularly considered the size and nature of the Company’s business and the importance of knowledge of the local communities served by the Bank. The Audit Committee held seven meetings during 2005.
     Executive Committee. The Executive Committee is composed of Messrs. C. Bell, Bentley, Trice, VanHooser with H. Patton serving as Chairman. The Executive Committee reviews corporate activities, makes recommendations to the Board of Directors on policy matters and makes executive decisions on matters that do not require a meeting of the full Board of Directors. The Executive Committee held twelve meetings during 2005.
     Personnel Committee. The Personnel Committee, composed of Messrs. VanHooser, Freeman and Bentley with Mr. J. A. Patton serving as Chairman, considers and recommends to the Board of Directors the salaries of all Bank personnel, including the Named Executive Officers. This committee held five meetings during 2005.
     Finance Committee. The Finance Committee is the credit review board of the Bank. This committee reviews loan applications meeting certain criteria and approves those found creditworthy. In addition, this committee reviews all loans that are funded. The committee is comprised of seven permanent members, Messrs. C. Bell, J. Bell, Bentley, Griffith and H. Patton with Mr. J. Comer serving as Chairman. Serving as “temporary members” of the committee in 2005 were Messrs. J.A. Patton and Franklin. In addition, Messrs. Trice and . VanHooser served as advisory members for the entire fiscal year. The Finance Committee held thirteen meetings during 2005.

     Marketing Committee. The Marketing Committee is composed of Messrs. Franklin, H. Patton and Trice with Mr. J. Bell serving as Chairman. The Marketing Committee recommends the direction of the marketing efforts of the Company and the Bank. This committee held four meetings during 2005.
     Building Committee. The Building Committee is composed of Messrs. Bentley, Griffith and J.A. Patton with Mr. VanHooser serving as Chairman. This committee makes recommendations to the Company’s and the Bank’s Boards of Directors on the immediate and future building needs of the Company and the Bank. This committee held five meetings during 2005.
     Investment Committee. The Investment Committee is composed of Messrs. J. Bell, Bentley, Comer and H. Patton with Mr. C. Bell serving as Chairman. The Investment Committee reviews and directs the investment portfolio of the Bank. This committee held four meetings during 2005.
     Long Range Planning Committee. The Long Range Planning Committee is composed of Messrs. J. Bell, Freeman, and H. Patton with Mr. Trice serving as Chairman. This committee explores strategic opportunities available to the Company and recommends the direction the Company should take on these matters. This committee held one meeting in 2005.
     Data Processing Committee. The Data Processing Committee is composed of Messrs. Comer and J.A. Patton with Mr. Franklin serving as Chairman. The Data Processing Committee reviews the computer hardware and software needs of the Company and makes recommendations regarding purchases thereof to the Board of Directors. This committee held six meetings during 2005.
     Board Relations Committee. The Board Relations Committee is composed of Messrs. J. Franklin, H. Patton and VanHooser with Mr. Bentley serving as Chairman. The board relations committee’s primary responsibility is to plan for the Board of Director’s future responsibilities and ensure that the Bank’s Board of Directors meets the future needs of the Bank. The committee held three meetings during 2005.
     During the fiscal year ended December 31, 2005, the Board of Directors of the Bank held fifteen meetings with the Board of Directors of the Company also meeting fifteen times. Each director attended more than 99% of the aggregate number of meetings of both the Bank’s and the Company’s Boards of Directors and the committees on which such director served. The Company encourages each member of the Board of Directors to attend the Annual Meeting of Shareholders. All of the Company’s directors attended the 2005 Annual Meeting of Shareholders.
     The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on the Company’s review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors and greater than ten percent beneficial owners were in compliance with all applicable filing requirements.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

ITEM 2 — OTHER MATTERS
     The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. However, if any matter other than the proposed matters properly comes before the meeting for action, proxies will be voted for such matters in accordance with the best judgment of the persons named as proxies.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
     The Board of Directors has selected Maggart & Associates, P.C. to serve as the company’s independent registered public accounting firm for the current fiscal year upon the recommendation of the Audit Committee. Maggart & Associates, P.C. has served in this capacity for the Company since 1987. A representative of Maggart & Associates is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
     During the fiscal years ended December 31, 2005 and December 31, 2004, the Company incurred the following principal independent auditor fees:

	2005	2004
Audit Fees:(a)	$156,230	$226,836

Audit-Related Fees:(b)	$11,519	$12,935

Tax Fees:(c)	$33,468	$11,250

Other Fees:	-0-	-0-

(a)	Includes fees related to the annual independent audit of the Company’s financial statements, reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and fees related to the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Includes fees related to the audit of the Company’s 401(k) plan and investment center reviews.

(c)	Includes fees related to the preparation of the Company’s tax returns and other tax related assistance.
     The Audit Committee considered these fees and concluded that the performance of these services was consistent with Maggart & Associates’ independence.
     The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services Maggart & Associates, the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Maggart & Associates during fiscal 2005.
EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table provides information as to annual, long-term or other compensation during fiscal years 2005, 2004, and 2003 for Mr. Clemons, the Company’s Chief Executive Officer, Mr. Richerson, the Bank’s President, Gary Whitaker, the Bank’s Executive Vice President, Larry Squires, the Bank’s Senior Vice President, John Goodman, the Bank’s Senior Vice President-Western Division and John McDearman, the Bank’s Senior Vice President- Central Division, the six most highly compensated executive officers of the Company or the Bank with total annual salary and bonus over $100,000 for the year ended December 31, 2005.

	Annual Compensation			Long-Term Compensation
				Securities Underlying		All Other
Name and Principal Position	Year	Salary	Bonus (1)	Options/SARS (#)		Compensation (2)
J. Randall Clemons,	2005	$287,692	$156,000	-0-		$104,400
President and Chief Executive Officer of the	2004	274,339	151,000	-0-		98,335
Company and Chief Executive	2003	263,502	156,000	-0-		96,060
Officer of the Bank

H. Elmer Richerson,	2005	$218,502	$93,600	-0-		$74,348
President of the Bank	2004	212,158	90,600	-0-		74,889
Executive Vice President	2003	200,130	78,000	-0-		73,687
Of the Company

Gary Whitaker,	2005	$127,720	$35,772	-0-		$19,369
Executive Vice President of	2004	124,000	40,141	-0-		19,412
the Bank	2003	117,000	40,224	-0-		18,372

Larry Squires	2005	$106,212	$16,289	-0-		$15,165
Senior Vice President	2004	106,212	15,872	-0-		16,020
Investment Division	2003	100,200	15,361	-0-		14,730

John Goodman,	2005	$105,000	$17,863	-0-		$11,795
Senior Vice President	2004	95,400	22,905	-0-		11,357
-Western Division of the	2003	90,000	14,079	2,000	(3)	3,519
Bank

John C. McDearman III	2005	$105,000	$20,207	-0-		$12,019
Senior Vice President –	2004	85,701	26,734	-0-		10,569
Central Division of the Bank	2003	80,850	21,931	-0-		9,867

(1)	Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer.

(2)	Represents for fiscal years 2005, 2004 and 2003, respectively, (i) the Company’s matching grants under the Company’s 401(k)/profit sharing plan in the amounts of $20,160, $19,680 and $19,200 for Mr. Clemons; $20,160, $19,680 and $19,200 for Mr. Richerson; $15,695, $15,746 and $15,094 for Mr. Whitaker; $10,977, $10,868 and $9,881 for Mr. Squires; $11,795, $11,357 and $3,519 for Mr. Goodman, and $12,019, $10,569 and $9,867 for Mr. McDearman and (ii) accruals by the Company with respect to the Company’s obligations under the Executive Salary Continuation Agreements described below in the amounts of $32,640, $27,055and $25,260 for Mr. Clemons; $12,198, $13,209 and $12,487 for Mr. Richerson; $3,674, $3,686 and $3,278 for Mr. Whitaker; and $4,187.57, $5,152 and $4,850 for Mr. Squires and (iii) Board of Directors fees for the Company of $21,600, $21,600 and $21,600 and the Bank of $20,400, $20,400 and $20,400 for Mr. Clemons and Mr. Richerson, (iv) Combined Advisory Board Fees for Dekalb Community Bank and Community Bank of Smith County of $9,600, $9,600 and $9,600.00 for Mr. Clemons.

(3)	The number of securities underlying options have been adjusted to reflect the Company’s two-for-one stock split paid to shareholders on October 30, 2003.
Option Grants in 2005
     The Company granted no options to its Named Executive Officers in 2005.

Aggregate Option Exercises During 2005 and Fiscal Year End Option Values
     The following table provides information related to options exercised by the named executive officers during the 2005 fiscal year and the number and value of options held at fiscal year end and has been adjusted to reflect the two-for-one stock split authorized by the Company and paid to the Company’s shareholders in the form of a 100% stock dividend on October 30, 2003. The Company has not issued stock appreciation rights or warrants to its executive officers.

	Shares		Number of Securities		Value of Unexercised In-the-Money
	Acquired on	Value	Underlying Unexercised Options(#)		Options at Fiscal Year End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
J. Randall Clemons	1,800	$34,596	2,600	3,200	$49,972	$61,504

H. Elmer Richerson	1066	$19,423	-0-	2,133	—	40,996

Gary Whitaker	—	—	227	907	4,361	17,432

Larry Squires	—	—	1,600	1,067	30,752	20,508

John Goodman	—	—	400	1,600	4,800	19,200

John McDearman	—	—	1,300	1,200	23,064	15,376

(1)	The closing price for the common stock as of December 31, 2005 was $34.50. Value is calculated on the basis of the difference between the option exercise price and $34.50, multiplied by the number of shares of Common Stock underlying the option.
Executive Salary Continuation Agreements
     The Company has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. Clemons, Richerson, Whitaker and Squires, pursuant to which each such executive officer (or his or her beneficiaries) is entitled, if certain performance targets for the Bank are met, to receive annual payments for 15 years, upon retirement at age 65 or, if sooner, the death or disability of such executive officer. In the event that the executive officer resigns or is terminated without cause prior to age 65, he or she is entitled to receive the vested portion of such benefits, with vesting occurring at the rate of 6%, 6%, 6% and 6% per year from March 30, 1995, March 30, 1995, March 16, 1998 and August 21, 1996 for each of Messrs. Clemons, Richerson, Whitaker and Squires, respectively, if the required performance targets are met. As of December 31, 2004, Messrs. Clemons, Richerson, Whitaker and Squires were vested 52%, 52%, 36% and 48%, respectively. The performance target for each agreement is average return on assets for the Bank over the vesting period for each executive officer, as follows: 1.0% or better (100% of vested benefit); .9-.99% (90%); .8-.89% (80%); .7-.79% (70%) and below .7%, no benefit.
     The amounts paid to a Named Executive Officer are dependent on the then current compensation for each such person at the time of retirement or termination and will also be reduced by a percentage of social security payments and 401(k) benefits paid to the Named Executive Officer during the time when the benefits are being paid and, as such, cannot be calculated with certainty at this time. By way of example, if a Named Executive Officer is employed by the Company for a period of 10 years and the average return on assets in each of those ten years is 0.99, then the Named Executive Officer would be entitled to receive fifty-four percent (54%) of his or her then current salary at termination, less (i) fifty percent of social security benefits paid to the named Executive Officer and (ii) one hundred percent of the employer contributed 401(k) benefits paid to the named Executive Officer.
     Payment of the benefits is contingent on the executive officer not competing with the Bank for three years after termination of employment. In the event there is a change in control of the Bank or the Company, the benefits become fully vested without regard to the performance target or the non-competition agreement. A “change in control” is the acquisition of 50% or more of the shares of the Bank or the Company, or a merger, consolidation or similar transaction involving the Bank or the Company, or the cessation by either of their business activities or existence.

DIRECTORS’ COMPENSATION
     The Company’s directors are classified in three classes, with directors in each class serving for three year terms and until his successor has been duly elected and qualified. The Board of Directors of the Company also serves as the Board of Directors of the Bank. In 2005, each director received $1,800 per month for his services as a director of the Company. In addition, each director of the Bank received $850 per month for his services as a director of the Bank and $450 for each committee meeting of the Bank he attended, not to exceed $1,700 per month, as a member of the various committees on which he serves. In addition, fees of $1,326 and $1,404 were paid to each of the directors of the Company and the directors of the Bank, respectively, for attendance at Company and Bank planning retreats held during 2005. Messrs. Clemons, C. Bell and Comer received $400 per month for serving on the Community Bank of Smith County Advisory Board. Messrs. Clemons, Trice, .J. Bell and VanHooser received $400 per month for serving on the Dekalb Community Bank Advisory Board.
PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Decisions with respect to compensation of the Company’s and the Bank’s executive officers, including the Chief Executive Officer and the other named executive officers, for fiscal year 2005 were made by the Board of Directors of the Bank based upon recommendations by the Personnel Committee. Compensation of executive officers consists of a base salary, an annual bonus and matching and profit-sharing contributions under the Company’s 401(k) plan (as well as health and disability insurance and other non-cash benefits similar to those of all employees of the Bank or Company and amounts contributed under the executive officer’s Executive Salary Continuation Agreement). No member of the Personnel Committee served as an officer or employee of the Company or of any of its subsidiaries during 2005.
     The overarching policy of the Personnel Committee and the Board of Directors in determining executive compensation, including the compensation of the Chief Executive Officer, is to attract and retain the highest quality talent to lead the Company and to reward key executives based upon their individual performance and the performance of the Bank and the Company. The Personnel Committee believes that providing incentives to and rewarding the performance of the Company’s executive officers enhances the profitability of the Company.
     In recommending the 2005 base salary of J. Randall Clemons, the Company’s and the Bank’s Chief Executive Officer, the Personnel Committee reviewed a Tennessee Banking Association (“TBA”) 2004 survey of compensation levels for Chief Executive Officers of Middle Tennessee banks or bank holding companies with assets of $500-$1 billion. Decisions regarding compensation were made in view of these sources of information with the intent to compensate the Chief Executive Officer with a comparable base salary.
     The Personnel Committee further considered the Bank’s and the Company’s overall financial performance in 2004 in recommending Mr. Clemons’ base salary. Mr. Clemons’ base salary was increased 4.8% for the 2005 fiscal year. The asset growth of 9.9% for the 2004 year and the continued growth of the branch network of the company was a determining factor in determining Mr. Clemons salary.
     The base salary for Mr. Richerson, Mr. Whitaker, Mr. Squires, Mr. Goodman and Mr. McDearman were based on similar criteria and considerations.
     Executive officers are eligible for an annual cash bonus pursuant to a formula determined by the Board of Directors that is based upon the Company’s net income for the fiscal year. In 2005, Mr. Clemons was eligible for, and received, $6,000 for the first $1.25 million of net income earned by the Company and $5,000 for each additional $250,000 of net income earned. Mr. Richerson was eligible for, and received, $3,600 for the first $1.25 million of net income earned by the Company and $3,000 for each additional $250,000 of net income earned. Mr. Whitaker, Mr. Squires, Mr. Goodman and Mr. McDearman were eligible for, and received, a bonus determined by the return of assets performance of the Bank which bonus was calculated on a basis consistent with the Bank’s other employees. Messrs. Whitaker, Squires, Goodman and McDearman were also eligible to receive monthly cash payments under the Company’s cash-based incentive plan upon the attainment of certain performance goals.

     Employees, including executive officers, also receive a matching grant of $.35 from the Company for each one dollar ($1) up to a maximum of 6% of the amount contributed each year by the employee to his or her 401(k) account. No employee is entitled to contribute more than $14,000. The Company contributes additional funds into each employee’s 401(k) account under a profit-sharing arrangement based upon each employee’s base salary as a percentage of the Company’s total payroll.
     The compensation levels for fiscal year 2005 for members of management other than Mr. Richerson, Mr. Clemons were established by the Personnel Committee based upon the recommendation of the Company’s Chief Executive Officer, J. Randall Clemons. Mr. Clemons’ recommendations regarding these salaries were based on considerations and criteria similar to those described above.

J. A. Patton, Chairman	John Freeman
Mackey Bentley	Robert VanHooser
     The foregoing report of the Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
AUDIT COMMITTEE REPORT FOR 2005
     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.
     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Marshall Griffith, Chairman	Charles Bell
Robert T. VanHooser, Jr.	Jerry Franklin
     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
Personnel Committee Interlocks and Insider Participation
     During fiscal 2005, the Personnel Committee of the Board of Directors of the Bank was composed of Messrs. Freeman, Bentley and VanHooser with Mr. J.A. Patton serving as Chairman. With the exception of Mr. VanHooser who was an officer of the Bank until 1996, none of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Personnel Committee or entities whose executives serve on the Board of Directors or the Personnel Committee that require disclosure under applicable regulations of the SEC.
     No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the

Company or the Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.
Certain Relationships and Related Transactions
     Some directors and principal officers of the Company at present, as in the past, are customers of the Bank and have had and expect to have loan transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features.
     During 2005, John R. Trice Appraisals, Inc. was paid an aggregate of $400,000 for 1,230 appraisals and inspections performed in connection with loans originated by the Bank. This company is owned by John R. Trice, a director of the Company and the Bank. The payments made by the Bank were reimbursed in full by the persons and/or entities whose properties were appraised.
     During 2005, Jack Bell, Builders was paid an aggregate of $177,000 by the Bank primarily for the 3,000 square foot addition to the Bank’s branch located in Carthage, Tennessee. This Company is owned by Jack Bell, a director of the Company and the Bank. Mr. Jack Bell is the son of Mr. Charles Bell, another director of the Company.

Shareholder Return Performance Graph
     The following graph compares the percentage change in the unaudited total return on the Company’s Common Stock against the cumulative total return of the NASDAQ Index and The Carson Medlin Company’s Independent Bank Index between December 31, 2000 and December 31, 2005. The graph assumes the value of the investment in the Company’s Common Stock and each index was $100 at December 31, 2000 and that all dividends were reinvested.
     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS
     Shareholders intending to submit proposals for presentation at the next Annual Meeting and inclusion in the Proxy Statement and form of proxy for such meeting should forward such proposals to J. Randall Clemons, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087. Proposals must be in writing and must be received by the Company prior to November 13, 2006 in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2007 Annual Meeting of Shareholders. Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.
     For any other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement), a shareholder must forward such proposal to Mr. Clemons at the Company’s main office (listed above) prior to January 29, 2007.
GENERAL
     In addition to solicitation by mail, certain directors, officers and regular employees of the Company and the Bank may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation other than their regular salaries. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons and may reimburse them for their reasonable out-of-pocket expenses in connection therewith.
     The Company’s 2005 Annual Report is mailed herewith. A shareholder may obtain a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2005 without charge by writing to Lisa Pominski, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

By order of the Board of Directors,

/s/ Jerry L. Franklin
Secretary
Lebanon, Tennessee
March 13, 2006

Form of Proxy
WILSON BANK HOLDING COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     This proxy is solicited upon behalf of the Board of Directors for the Annual Meeting to be held on April 11, 2006.
     The undersigned hereby appoints Harold R. Patton and Mackey Bentley, or either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of Wilson Bank Holding Company, held by the undersigned on February 15, 2006 at the Annual Meeting of Shareholders to be held Tuesday, April 11, 2006, at 7:00 p.m. (CDT), at the main office of Wilson Bank and Trust located at 623 West Main Street, Lebanon, Tennessee 37087, and any adjournment(s) thereof.
1. ELECTION OF DIRECTORS

——	FOR all nominees listed below (except as marked to the contrary below)

	Charles. Bell	J. Randall Clemons
	Jerry L. Franklin	James Anthony Patton

——	Withhold authority to vote for all nominees;

——	Withhold authority to vote for the following nominee(s), write that nominee’s name on the line below:

In their discretion, the proxies are authorized to vote upon such business as may properly come before this meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Signature	Date
Signature (if held jointly)	Date
     Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.
BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ADDRESSED POSTAGE PAID ENVELOPE PROVIDED